Exhibit 99.1

JAB Completes Acquisition of Panera Bread Company

ST. LOUIS, MO – July 18, 2017 – Panera Bread Company (“Panera” or the “Company”) (NASDAQ: PNRA) and JAB today announced the successful completion of the acquisition of Panera by an investment vehicle of JAB Consumer Fund and JAB Holding Company. The acquisition was announced on April 5, 2017, and the transaction closed and became effective today.

Under the terms of the transaction, Company shareholders will receive $315 per share in cash for each share they own. As a result of the completion of the acquisition, Panera’s common stock will cease trading as of today on the NASDAQ Global Select Market.

About Panera

Thirty years ago, at a time when quick service meant low quality, Panera set out to challenge this expectation. We believed that food that was good and that you could feel good about, served in a warm and welcoming environment by people who cared, could bring out the best in all of us. To us, that is food as it should be and that is why we exist.

So we began with a simple commitment: to bake fresh bread every day in our bakery-cafes. No short cuts, just bakers with simple ingredients and hot ovens. Each night, any unsold bread and baked goods were shared with neighbors in need.

These traditions carry on today, as we have continued to find ways to be an ally to our guests. That means crafting a menu of soups, salads and sandwiches that we are proud to feed our families. Like poultry and pork raised without antibiotics on our salads and sandwiches. A commitment to transparency and options that empower our guests to eat the way they want. Seasonal flavors and whole grains. And a commitment to removing artificial additives (flavors, sweeteners, preservatives and colors from artificial sources) from the food in our bakery-cafes. Why? Because we think that simpler is better and we believe in serving food as it should be. Because when you don’t have to compromise to eat well, all that is left is the joy of eating.

We’re also focused on improving quality and convenience. With investments in technology and operations, we now offer new ways to enjoy your Panera favorites — like mobile ordering and Rapid PickUp for to-go orders — all designed to make things easier for our guests. As of June 27, 2017, there were 2,043 bakery-cafes in 46 states and in Ontario, Canada operating under the Panera Bread®, Saint Louis Bread Co.® or Paradise Bakery & Cafe® names. For more information, visit panerabread.com or find us on Twitter (@panerabread), Facebook (facebook.com/panerabread) or Instagram (@panerabread).

About JAB

JAB Holding Company and JAB Consumer Fund invest in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category. Both JAB Holding Company and JAB Consumer Fund are overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO).

Together, JAB Holding Company and JAB Consumer Fund have controlling stakes in Keurig Green Mountain, a leader in single-serve coffee and beverage technologies, Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, Peet’s Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., a leading company in the quick-casual segment of the restaurant industry, Krispy Kreme Doughnuts, a global specialty retailer and wholesaler of premium-quality sweet treats, and in Espresso House, the largest branded coffee shop chain in Scandinavia.

JAB Holding Company is also the largest shareholder in Coty Inc., a global leader in beauty, and owns a controlling stake in luxury goods companies including Jimmy Choo, Bally and Belstaff as well as a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. For more information, please visit the company’s website at: http://www.jabholco.com.

Contacts

Panera:

Mike Bufano

Senior Vice President & CFO

mike.bufano@panerabread.com

Steve West

Vice President of Investor Relations

steve.west@panerabread.com

JAB:

Abernathy MacGregor Group

Tom Johnson/Pat Tucker

212-371-5999